CONSENT OF ATTORNEYS


     Reference is made to the Registration Statement of CEL-SCI Corporation (File #333-226558), whereby the Company proposes to sell 210,000 shares of its common stock. Reference is also made to Exhibit 5 included as part of this 8-K report relating to the validity of the securities proposed to be sold.

     We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.


                                Very truly yours,

                                HART & HART, LLC

                               /s/ William T. Hart
                               -------------------


Denver, Colorado
June 28, 2021